Press Release	Source: SIONIX Corporation

SIONIX Announces the Appointment of New CEO and Special Advisor

Thursday December 20, 1:16 pm ET

IRVINE, Calif., Dec. 20 /PRNewswire-FirstCall/ -- SIONIX Corporation (OTC Bulletin Board: SINX) announced today the appointment of Richard H. Papalian as the company's CEO and Mark S. Maron as a Special Advisor to the company effective immediately. Mr. Papalian was also elected to fill a vacancy on the company's Board of Directors. Board Chairman Dr. John Foster in the announcement said, "As we complete the enhancements for our production units and begin the final testing phase of our state-of-the-art patented technology, we are pleased to add these two individuals to our company." Dr. Foster added, "Mr. Papalian's extensive experience operating and effectively positioning companies at our stage and Mr. Maron's long-standing investment banking experience will complete our team as we now focus on manufacturing, licensing, strategic partnerships, funding and distribution agreements." James Houtz will remain as President and COO responsible for the day to day operations of the company.

Richard H. Papalian, age 52, founded Papalian Capital Partners, Inc., a real estate investment and development firm, in January 2007 and has served as its CEO since then. Prior to founding Papalian Capital Partners, Mr. Papalian was Co-President and COO of JRK Asset Management Inc., a privately held owner and operator of hotels and multi-family housing complexes throughout the United States. Prior to joining JRK, Mr. Papalian was COO and co-founder of Waybid Technologies LLC, a business-to-business Internet multi-listing service that utilized dynamic pricing models to optimize pricing for its clients. Previously, from 1977 to 1994, Mr. Papalian was founder CEO of The Promotion Agency, Inc., a marketing consulting/sales promotion agency with international clients. Mr. Papalian holds a B.S. in Economics, magna cum laude, from the Wharton School of the University of Pennsylvania.

Mark S. Maron, age 51, is a principal with Birchmont Capital Advisors, LLC, a real estate private equity firm which was founded in September 2005. Prior to joining Birchmont, Mr. Maron served as a Managing Director of investment banking in the Los Angeles office of Lehman Brothers, Inc. from 2000 to 2005. Previously, Mr. Maron was with Credit Suisse First Boston Corporation from 1983 to 2000 where he was responsible for managing the firm's western region investment banking effort and coverage of CSFB's financial institution clients in the western United States. Mr. Maron is a member of the Board of Directors of True Religion Apparel, Inc., a company whose securities are traded on Nasdaq. Mr. Maron holds a B.A. in English from McGill University and an M.B.A. from the Wharton School of the University of Pennsylvania.

About SIONIX

SIONIX Corporation develops new concepts in "Modular Packaged Water Treatment Systems" using dissolved air flotation (DAF) and membrane technology for drinking water and wastewater treatment systems for municipalities and industrial use. It is an innovator in the water treatment industry. SIONIX owns eight various product and process patents and two are pending. The Company is evolving peripheral and new products and processes in the application process.

SIONIX designs "Safe Water Systems" that require uninterrupted water supplies with many applications in mind, including defense, government facilities, emergency water supplies during natural disasters, foreign embassies, hospitals, pharmaceuticals, resorts and hotels. This also includes desalinization and pre-treatment for reverse osmosis and other membrane applications. Industrial applications would include housing development projects, bottled water, industrial process water, food, dairy, agri-business, meat processing, hog operations and poultry.

For additional information, please contact SIONIX Corporation at (949) 752-7980.

Source: SIONIX Corporation